Exhibit 99.1

Blue Star Foods Files Application to List on the Nasdaq Stock Market

Miami, Florida, April 29th, 2021 — Blue Star Foods Corp. (OTC:BSFC) (“Blue Star” or the “Company”), a sustainable seafood company, announced today that it has submitted a formal application to list its common shares on the Nasdaq Stock Market (“NASDAQ”).

Acceptance for listing the Company’s shares is subject to approval based on several factors including satisfaction of minimum listing requirements for the NASDAQ. The Company intends to satisfy all of the applicable listing requirements; however, there is no assurance that its application will be approved. During the NASDAQ review process, the Company’s common stock will continue to trade on the OTC under its current symbol, BSFC.

“We believe listing our common stock on the NASDAQ will improve liquidity, increase our corporate visibility in the financial markets, and create shareholder value,” said John Keeler, Chairman and CEO of Blue Star. “We believe that listing on the NASDAQ is a natural progression for the Company and our shareholders.”

On April 27th, 2020, Blue Star Foods signed a definitive agreement to acquire Taste of BC Aquafarms, Inc., a family-owned and operated land-based Recirculating Aquaculture Systems (RAS) salmon farming operation, based in Nanaimo, British Columbia, Canada, subject to certain closing conditions. Following the acquisition, Taste of BC Aquafarms will become a wholly owned subsidiary of Blue Star Foods Corp. but continue to be run by the existing owner/operators, the Atkinson family.

About Blue Star Foods Corp.

Blue Star is a sustainable seafood company that processes, packages, and sells refrigerated pasteurized Blue Crab meat, and other premium seafood products. The Company believes it utilizes best-in-class technology, in both resource sustainability management and traceability, and ecological packaging. Its products are currently sold in the United States, Mexico, Canada, the Caribbean, the United Kingdom, France, the Middle East, Singapore, and Hong Kong. The Company’s headquarters are in Miami, Florida (United States), and its corporate website is: http://www.bluestarfoods.com.

Safe Harbor

This press release contains statements, which may constitute “forward-looking statements”. Those statements include statements regarding the intent, belief, or current expectations of the Company and members of its management team, as well as the assumptions on which such statements are based. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that may cause actual results to differ from those anticipated are discussed throughout the Company’s reports filed with Securities and Exchange Commission which are available at www.sec.gov as well as the Company’s web site at http://www.bluestarfoods.com. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

Contacts

Brett Maas, Managing Partner, Hayden IR

(646) 536-7331, bsfc@haydenir.com

Constantino Gutierrez | Newbridge Securities Corporation
(480) 207-1824 | cgutierrez@newbridgesecurities.com